Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD THIRD
QUARTER 2019 SALES AND EARNINGS
Fort Wayne, IN - October 29, 2019 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported record third quarter 2019 GAAP fully diluted earnings per share (EPS) of $0.72, versus a GAAP fully diluted EPS in the third quarter 2018 of $0.63. Third quarter 2019 sales were a record $348.4 million, compared to 2018 third quarter sales of $341.9 million. Third quarter EPS before the impact of restructuring expenses was also a record at $0.73 compared to 2018 third quarter EPS before restructuring of $0.64 (see table below for a reconciliation of GAAP EPS to EPS before restructuring).

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“Our third quarter earnings were a record for any third quarter in the Company’s history. Our earnings per share grew by 14 percent from the third quarter 2018. Our improvement in earnings was led by our Distribution segment which grew operating income by over 70 percent as a result of more favorable weather conditions in much of the United States and acquisitions. Our free cash flow after capital expenditures is about 65 percent higher through the first three quarters of the year versus the same period of 2018. Despite these earnings and cash generation improvements, organic sales growth was below expectations in our Water and Fueling systems businesses.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the Third Quarter
(in millions)	2019	2018	Change

Net Income attributable to FE Co., Inc. Reported	$33.9	$30.0	13%
Allocated Earnings	$(0.2)	$(0.2)
Earnings for EPS Calculations	$33.7	$29.8	13%

Restructuring (before tax):	$0.4	$0.3

Restructuring, net of tax:	$0.3	$0.2

Earnings Before Restructuring	$34.0	$30.0	13%

Earnings Per Share	For the Third Quarter
Before and After Restructuring	2019	2018	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.7	47.2	(1)%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.72	$0.63	14%

Restructuring Per Share, net of tax	$0.01	$0.01

Fully Diluted EPS Before Restructuring	$0.73	$0.64	14%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q3 2018	$110.2	$31.0	$40.8	$17.3	$199.3	$77.8	$78.0	$(13.2)	$341.9
Q3 2019	$111.4	$30.6	$40.8	$17.0	$199.8	$78.1	$87.0	$(16.5)	$348.4
Change	$1.2	$(0.4)	$—	$(0.3)	$0.5	$0.3	$9.0	$(3.3)	$6.5
% Change	1%	(1)%	—%	(2)%	—%	—%	12%		2%

Foreign currency translation	$(0.4)	$(2.3)	$(2.0)	$(0.2)	$(4.9)	$(0.9)	$—
% Change	—%	(7)%	(5)%	(1)%	(2)%	(1)%	—%

Acquisitions	$2.3	$—	$—	$—	$2.3	$—	$7.3

Volume/Price	$(0.7)	$1.9	$2.0	$(0.1)	$3.1	$1.2	$1.7
% Change	(1)%	6%	5%	(1)%	2%	2%	2%

Operating Income and Margins
(in millions)	For the Third Quarter 2019
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.4	$21.6	$5.9	$(13.2)	$42.7
% Operating Income To Net Sales	14.2%	27.7%	6.8%		12.3%

Restructuring	$0.4	$—	$—	$—	$0.4
Operating Income/(Loss) Before Restructuring	$28.8	$21.6	$5.9	$(13.2)	$43.1
% Operating Income to Net Sales Before Restructuring	14.4%	27.7%	6.8%		12.4%

	For the Third Quarter 2018
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.4	$20.9	$3.1	$(12.3)	$40.1
% Operating Income To Net Sales	14.2%	26.9%	4.0%		11.7%

Restructuring	$—	$—	$0.3	$—	$0.3
Operating Income/(Loss) Before Restructuring	$28.4	$20.9	$3.4	$(12.3)	$40.4
% Operating Income to Net Sales Before Restructuring	14.2%	26.9%	4.4%		11.8%

Water Systems

Water Systems sales were $199.8 million in the third quarter 2019, versus the third quarter 2018 sales of $199.3 million. In the third quarter of 2019, sales from businesses acquired since the third quarter of 2018 were $2.3 million. Water Systems sales decreased 2 percent in the quarter due to foreign currency translation. Water Systems organic sales were higher by 2 percent compared to the third quarter of 2018.

Water Systems sales in the U.S. and Canada increased by 1 percent overall compared to the third quarter 2018, primarily related to sales from acquisitions. Sales of dewatering equipment increased by 2 percent on the continued diversification of product sales and channels. Sales of groundwater pumping equipment increased by 1 percent versus the third quarter 2018. The increase in groundwater pumping systems was primarily due to improved weather conditions in North America and increased sales to the Company’s Headwater Distribution segment. Sales of surface pumping equipment decreased by 4 percent on lower sales of both wastewater and condensation removal equipment.

Water Systems sales in markets outside the U.S. and Canada declined by 1 percent overall. Foreign currency translation decreased sales by 5 percent. Outside the U.S. and Canada, Water Systems organic sales increased by 4 percent, primarily driven by higher sales in Latin America and Europe, Middle East and Africa markets, partially offset by sales declines in Asia Pacific.

Water Systems operating income was $28.4 million in the third quarter 2019, compared to $28.4 million in the third quarter 2018.

Fueling Systems

Fueling Systems sales were $78.1 million in the third quarter 2019 compared to third quarter 2018 sales of $77.8 million and were a record for any third quarter. Fueling Systems sales decreased 1 percent in the quarter due to foreign currency translation. Fueling Systems organic sales increased 2 percent compared to the third quarter of 2018.

Fueling Systems sales in the U.S. and Canada increased by 10 percent compared to the third quarter 2018. The increase was principally in the fuel management systems and service station hardware product lines. Outside the U.S. and Canada, Fueling Systems revenues declined by 6 percent, primarily due to lower sales in China.

Fueling Systems operating income was a record for any third quarter at $21.6 million compared to $20.9 million in the third quarter of 2018. Fueling Systems operating income was higher in the quarter due to favorable product sales mix.

Distribution

Distribution sales were $87.0 million in the third quarter 2019, versus third quarter 2018 sales of $78.0 million. In the third quarter of 2019, sales from businesses acquired since the third quarter of 2018 were $7.3 million. The Distribution segment organic sales increased 2 percent compared to the third quarter of 2018.

The Distribution segment operating income was $5.9 million in the third quarter of 2019, compared to $3.1 million in the third quarter of 2018. Distribution’s operating income was higher in the third quarter due to higher sales volumes and acquisitions and leverage on operating expenses.

Overall

The Company’s consolidated gross profit was $117.6 million for the third quarter of 2019, an increase from the third quarter of 2018 gross profit of $113.0 million. The gross profit increase was primarily due to higher Fueling Systems and Distribution sales. The gross profit as a percent of net sales was 33.8 percent in the third quarter of 2019 versus 33.0 percent in the third quarter of 2018.

Selling, general, and administrative (SG&A) expenses were $74.5 million in the third quarter of 2019 compared to $72.5 million in the third quarter of 2018. SG&A expenses from acquired businesses was $1.5 million and excluding the acquired entities, the Company’s SG&A expenses in the third quarter of 2019 were $73.0 million, an increase of less than 1 percent from the third quarter 2018, partially due to the offsetting effect of foreign currency translation versus the prior year.

Commenting on the outlook for the remainder of 2019, Mr. Sengstack said:

“Based on our third quarter results and our current view of our end markets, we expect our fourth quarter to be similar to last year in both revenue and earnings. This would result in full year 2019 earnings per share before restructuring at the low end of our current guidance.”

A conference call to review earnings and other developments in the business will commence at 9:00 am Eastern Time. The third quarter 2019 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/rxbyt5hx

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 5988134.

A replay of the conference call will be available Tuesday, October 29, 2019 at 12:00 noon Eastern Time through noon Eastern Time on Tuesday, November 5, 2019, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 5988134.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net sales	$348,416	$341,866	$994,471	$981,466
Cost of sales	230,793	228,900	667,624	653,442
Gross profit	117,623	112,966	326,847	328,024
Selling, general, and administrative expenses	74,500	72,483	226,581	223,723
Restructuring expense	404	346	1,735	990
Operating income	42,719	40,137	98,531	103,311
Interest expense	(2,037)	(2,443)	(6,674)	(7,477)
Other income/(expense), net	(250)	(422)	(303)	(581)
Foreign exchange income/(expense)	2,082	(1,601)	2,166	(3,151)
Income before income taxes	42,514	35,671	93,720	92,102
Income tax expense	8,439	5,739	17,706	10,916
Net income	$34,075	$29,932	$76,014	$81,186
Less: Net (income)/loss attributable to noncontrolling interests	(168)	74	(306)	491
Net income attributable to Franklin Electric Co., Inc.	$33,907	$30,006	$75,708	$81,677

Income per share:
Basic	$0.73	$0.64	$1.62	$1.74
Diluted	$0.72	$0.63	$1.61	$1.72

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2019	December 31, 2018
ASSETS

Cash and equivalents	$47,805	$59,173
Receivables	198,052	172,899
Inventories	333,810	314,049
Other current assets	37,900	33,758
Total current assets	617,567	579,879

Property, plant, and equipment, net	197,712	207,064
Right-of-use asset, net	24,822	—
Goodwill and other assets	396,839	395,422
Total assets	$1,236,940	$1,182,365

LIABILITIES AND EQUITY

Accounts payable	$94,531	$76,652
Accrued expenses and other current liabilities	73,580	67,230
Current lease liability	8,337	—
Current maturities of long-term debt and short-term borrowings	80,797	111,975
Total current liabilities	257,245	255,857

Long-term debt	93,123	94,379
Long-term lease liability	16,487	—
Income taxes payable non-current	11,965	10,881
Deferred income taxes	27,925	28,949
Employee benefit plans	33,404	38,020
Other long-term liabilities	19,964	17,934

Redeemable noncontrolling interest	(229)	518

Total equity	777,056	735,827
Total liabilities and equity	$1,236,940	$1,182,365

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)	September 30, 2019	September 30, 2018

Cash flows from operating activities:
Net income	$76,014	$81,186
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	27,705	28,987
Non-Cash Lease Expense	7,640	—
Share-based compensation	7,459	6,627
Other	(1,747)	(1,234)
Changes in assets and liabilities:
Receivables	(27,170)	(30,853)
Inventory	(19,841)	(15,571)
Accounts payable and accrued expenses	27,391	(6,094)
Operating Leases	(7,637)	—
Income taxes-U.S. Tax Cuts and Jobs Act	—	(7,026)
Other	411	4,396
Net cash flows from operating activities	90,225	60,418

Cash flows from investing activities:
Additions to property, plant, and equipment	(15,591)	(15,108)
Proceeds from sale of property, plant, and equipment	866	432
Acquisitions and investments	(20,871)	(42,085)
Other investing activities	8	388
Net cash flows from investing activities	(35,588)	(56,373)

Cash flows from financing activities:
Change in debt	(31,659)	(8,203)
Proceeds from issuance of common stock	2,331	8,747
Purchases of common stock	(10,301)	(12,080)
Dividends paid	(20,919)	(16,960)
Purchase of redeemable non-controlling shares	(487)	—
Net cash flows from financing activities	(61,035)	(28,496)
Effect of exchange rate changes on cash	(4,970)	(1,609)
Net change in cash and equivalents	(11,368)	(26,060)
Cash and equivalents at beginning of period	59,173	67,233
Cash and equivalents at end of period	$47,805	$41,173

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the

Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.